EXHIBIT 10.26

EMPLOYMENT AGREEMENT

THIS AMENEDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of June, 2004 (the “Effective Date”), by and between AVATECH SOLUTIONS SUBSIDIARY, INC., a Delaware corporation (the “Company”) and ERIC PRATT (“Executive”).

WHEREAS, the Company desires to employ Executive as Special Assistant to the Chief Executive Officer, and Executive desires to be so employed; and each desire to restate in its entirety that certain Employment Agreement between Executive and Avatech Solutions, Inc. (of which the Company is a wholly-owned subsidiary) dated April 15, 2003, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

Section 1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed, as Special Assistant to the Chief Executive Officer of the Company on the terms and subject to the conditions of this Agreement.

Section 2. Term. The term of Executive’s employment under this Agreement will commence on the Effective Date and will continue through July 15th, 2005 for one (1) year (the “Term”). Notwithstanding the foregoing, Executive’s employment is subject to termination during the Term as provided in Section 5 of this Agreement.

Section 3. Duties. Executive’s duties shall be to assist the Company in mergers and acquisitions, and such other duties as are assigned to him by the Company’s Chief Executive Officer. Executive will report to, and Executive’s specific responsibilities and authority will be established by, Chief Executive Officer of the Company. Executive will diligently and conscientiously devote his full and exclusive business time, and attention and best efforts in discharging his duties to the Company.

Section 4. Compensation and Benefits.

4.1. Base Compensation. Base Compensation. During the Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $196,000.

4.2. Incentive Compensation.

4.2.1. The Company will pay Executive an incentive bonus (the “Incentive Compensation”) in an amount determined by the Company in its sole discretion up to $35,000 each quarter, if certain objectives set by the Company’s Board of Directors are met for such quarter.

4.2.2. The Company will pay Incentive Compensation, if any, to the Executive as soon as administratively feasible after the end of each of the Company’s fiscal quarters.

4.3. Benefit Plans and Fringe Benefits.

4.3.1. During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) offered by the Company to its executives or to its employees generally, and Executive may receive such other benefits as the Company may determine from time to time.

4.3.2. Executive will accrue paid time off in accordance with vacation policy of company for senior executives of the company, to be taken at times reasonably agreed upon between Executive and the Company’s Chief Executive Officer.

4.3.3. Executive will be entitled to perquisites comparable to those that the Company from time to time extends to its senior executive staff.

4.3.4. The Company will reimburse Executive for business, travel, lodging, meals, and other reasonable business expenses incurred by him in the performance of services hereunder subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

4.4. Payments; Withholding of Taxes, etc. The Company will make payments of Base Salary in accordance with the Company’s general payroll practices from time to time in effect. All payments to Executive pursuant to this Agreement will be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

Section 5. Termination. The company may, at its election and upon written notice to the Executive, terminate the Executive’s employment for any reason or no reason, with or without cause.

5.1. Termination for Cause. Executive shall be entitled to payment of his base salary earned, accrued bonus earned (if any), and benefits existing at the time of termination of his employment if such termination is a Termination for Cause. “Termination for Cause” means one or more of. (a) voluntary termination of employment by Executive for any reason; (b) death of executive; (c) Executive having been unable to render services required of him hereunder for a consecutive period of six months or for any period in the aggregate of six months in any twelve month period because of a serious and continuing health impairment, which impairment will most likely result in Executive’s continued inability to render the services required of him hereunder; (d) Executive’s misappropriation of corporate funds; (e) Executive’s conviction of a felony; (f) Executive’s conviction of any crime involving theft, dishonesty, or moral turpitude; (g) Executive’s willful violation of directions of the Board of Directors of Avatech which are consistent with the Executive’s duties of Special Assistant to the CEO; (h) falsification of any material representation made by Executive to Avatech; (i) verifiable evidence that Executive has engaged in sexual harassment of a nature that could give rise to liability on the part of Avatech; and (j) the commission by Executive of a material breach of the terms of this agreement

5.2. Termination other than for Cause. If Executive’s employment with Avatech is terminated and such termination is not a Termination for Cause, Executive shall be entitled to payment of his base salary and other benefits existing at the time of such termination throughout the Term of this agreement or for a period of six months (whichever is greater). All such payments to be made periodically pursuant to Avatech’s policies in force at the time of payment, provided, however, that Avatech shall not be obligated to continue any benefit if the plan or policy under which such benefit provided limits the provision of the benefit to full-time employees of Avatech, or if the validity of the plan or policy would be adversely impacted by the continuation of the benefit

5.3. Change in Control. If, upon a Change in Control, Executive is either terminated or elects to resign, such termination shall be treated as a termination under Section 5.2. As used in this agreement, “Change in Control” shall mean (a) a dissolution or liquidation of Avatech; (b) a merger or consolidation in which Avatech is not the surviving corporation or the party to the merger or consolidation whose shareholders do not own 50% or more of the voting stock of the resulting corporation; or (c) the acquisition of more than 50% of the outstanding voting stock of Avatech by any person, or group of persons acting in concert, in a single transaction or series of transactions. The Company may, at its election and upon written notice to the Executive, terminate the Executive’s employment for any reason or no reason, with or without cause. Executive shall be entitled to payment of his Base Salary earned, accrued bonus earned (if any), and benefits existing at the time of termination of his employment.

Section 6. Certain Restrictions.

6.1. Confidentiality. Executive acknowledges that he will acquire confidential information relating to the business of Avatech, the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of Avatech, the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, “Confidential Information”), which are valuable, special, and unique assets of the Company’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive will not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

6.2. Competitive Activity. Due to the unique position of Executive in his role with the Company, Executive agrees that if he voluntarily resigns from his employment,

Executive will not, for a period of six (6) months after the effective date of his termination of employment, without prior written consent of the Company:

6.2.1. Directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation;

6.2.2. Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Executive’s employment; or

6.2.3. Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

6.3. Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys’ fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 6 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 7. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 6, shall be resolved by binding arbitration held in Baltimore, Maryland. before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 8. Miscellaneous.

8.1. Certain Permitted Changes in Executive’s Position. Anything in this Agreement to the contrary notwithstanding, a change only in Executive’s title (but not a material reduction in the actual scope of Executive’s responsibilities, authority, or duties) does not constitute a failure by the Company to perform any term or provision of this Agreement. In the event of such a change in the Executive’s title, any reference, whether express or implied, in this Agreement to Executive’s title will be deemed to refer to Executive’s title as so changed.

8.2. Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

8.3. Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

8.4. Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with a Transaction.

8.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

8.6. Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

8.7. Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

8.8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

8.9. Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of these rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

8.10. Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:	COMPANY:
AVATECH SOLUTIONS SUBSIDIARY, INC.

/s/	By:	/s/	(SEAL)
Donald R. “Scotty” Walsh,
Chief Executive Officer

EXECUTIVE:
/s/	/s/
Eric Pratt